EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cooper-Standard Holdings Inc. 2021 Omnibus Incentive Plan, as amended and restated effective May 18, 2023, of our reports dated February 17, 2023, with respect to the consolidated financial statements and schedule of Cooper-Standard Holdings Inc. and the effectiveness of internal control over financial reporting of Cooper-Standard Holdings Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, MI
May 18, 2023